Exhibit 4.2

OFFICERS’ CERTIFICATE

The undersigned, Raymond Sadowski and David R. Birk, do hereby certify on behalf of AVNET, INC., a New York corporation (the “Company”), that they are the duly appointed Senior Vice President, Chief Financial Officer and Assistant Secretary, and Senior Vice President, General Counsel and Assistant Secretary, respectively, of the Company. Each of the undersigned also hereby certifies on behalf of the Company, pursuant to the Indenture, dated as of June 22, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), that:

RECITAL

Pursuant to the authorizations granted by resolutions duly adopted by the Finance Committee of the Board of Directors on May 13, 2010 and by the Board of Directors on

May 13, 2010, a series of Securities (as defined in the Indenture) to be issued under the Indenture has been established (the “Notes”).

TERMS

The Notes shall have the terms set forth in this certificate (this “Certificate”) (defined terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Indenture):

(1) The title of the Securities of the series (which shall distinguish the Securities of the series from Securities of any other series): The Notes shall constitute a series of Securities having the title “5.875% Notes due 2020.”

(2) Any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under the Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Sections 2.04, 2.06, 2.07, 3.05, 10.06 and except for Securities which, pursuant to Section 2.04, are deemed never to have been authenticated and delivered under the Indenture): The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture initially shall be $300,000,000.

(3) The Person to whom any interest on a Security of the series shall be payable, if other than the person in whose name that Security (or one or more Predecessor Notes) is registered at the close of business on the regular Record Date for such interest: Not applicable.

(4) The date or dates on which the principal of the Securities of the series shall be payable: The entire principal of the Notes shall be due and payable on June 15, 2020 (the “Stated Maturity”), unless earlier redeemed by the Company as provided in Section 7 below or repurchased by the Company as provided in Section 18A below.

(5) The rate or rates at which the Securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest shall be payable, and the Regular Record Date for any interest payable on any Interest Payment Date: The Notes shall bear interest from June 22, 2010 at the annual rate of 5.875%. Interest shall be payable semi-annually on June 15 and December 15 (the “Interest Payment Dates”) of each year, beginning on December 15, 2010, to the Person in whose name the Notes are registered in the Security Register at the close of business on June 1 and December 1 prior to the relevant Interest Payment Date (each a “Regular Record Date”), whether or not such Regular Record Date shall be a Business Day. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Date, Redemption Date (as defined herein) or Repurchase Date (as defined herein), as the case may be.

In any case where any Interest Payment Date, Redemption Date, or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or of the Notes) payment of interest or principal (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, or Stated Maturity, as the case may be.

(6) The place or places where the principal of and any premium and interest on the Securities of the series shall be payable: The Place of Payment, registration of transfer and exchange for the payment of principal of, and premium, if any, and interest on, the Notes shall be payable, and the exchange of and the transfer of the Notes shall be registrable, at the office of the Trustee or at any other office or agency maintained by the Company for that purpose subject to the limitations of the Indenture, and the office or agency of the Trustee in Minneapolis, Minnesota, to be such office or agency of the Company for the aforesaid purposes.

(7) The period or periods within which, the price or prices at which, and the other terms and conditions upon which the Securities of the series may be redeemed, in whole or in part, at the option of the Company:

(A) The Company may redeem the Notes, in whole or in part, at its option, at any time and from time to time prior to the Stated Maturity on at least 30 days’, but no more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes. The redemption price shall be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate (as defined below) plus 45 basis points, plus, in each case, accrued and unpaid interest on the Notes to the Redemption Date (the “Redemption Price”). The principal amount of a Note remaining Outstanding after redemption in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

For purposes of this Section 7, the following definitions shall be applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means Banc of America Securities LLC and J.P. Morgan Securities Inc. (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”)) and their respective successors and two other Primary Treasury Dealers as may be selected from time to time by the Company. If any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related Redemption Date but for the redemption. If that Redemption Date is not an Interest Payment Date with respect to the Note, the amount of the next succeeding scheduled interest payment on the Note shall be reduced by the amount of interest accrued on the Note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption shall be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate. The notice of redemption that relates to any Note that is redeemed in part only shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price.

(B) Notice of redemption to Holders of Notes shall be given in the manner provided in Section 3.02 of the Indenture.

(C) Notice of redemption having been given as provided in the Indenture, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company defaults in the payment of the Redemption Price and accrued interest) such Notes shall cease to accrue interest. Upon surrender of any such Note for redemption in accordance with such notice, such Notes shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date.

The notice of redemption that relates to any Note that is redeemed in part only shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

(D) Prior to 11:00 a.m. (New York City time) on the Redemption Date specified in the notice of redemption given as provided in Section 3.02 of the Indenture, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 6.03 of the Indenture) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any accrued interest on, all of the Notes that are to be redeemed on that date.

(8) The obligation, if any, of the Company to redeem or purchase Securities of the series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which Securities of the series shall be redeemed or purchase, in whole or in part, pursuant to such obligation: The Notes shall not have the benefit of any sinking fund.

(9) If other than denominations of $1,000 and integral multiples thereof, the denomination in which the Securities of the series shall be issuable: The Notes shall be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(10) The currency, currencies, or currency units in which payment of the principal of and any premium and interest on any Securities of the series shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America for purposes of the definition of “Outstanding” in Section 1.01 of the Indenture: Not applicable.

(11) If the amount of payments of principal of or any premium or interest on the Securities of the series may be determined with reference to an index, based upon a formula, or in some other manner, the manner in which such amounts shall be determined: Except as set forth in the Indenture and this Certificate, the amount of payments of principal of or any premium or interest on the Notes shall not be determined with reference to an index, formula or other manner.

(12) If the Principal of or any premium or interest on the Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more Currencies or currency units other than that or those in which the Securities of the series are stated to be payable, the currency, currencies, or currency units in which payment of the principal of and any premium and interest on the Securities of the series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made: Not applicable.

(13) If other than the principal amount thereof, the portion of the principal amount of Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 8.01(b): Not applicable.

(14) If applicable, that the Notes shall be subject to either or both of Defeasance or Covenant Defeasance as provided in Article V of the Indenture, provided that no Securities of the series that are convertible into Common Stock pursuant to Section 2.01(b)(xvi) or convertible into or exchangeable for any other Notes pursuant to Section 2.01(b)(xvii) shall be subject to Defeasance pursuant to Section 5.02: The defeasance and discharge provisions under Article V of the Indenture shall be applicable to the Notes.

(15) If and as applicable, that the Securities of the series shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the Depositary or Depositaries of such Global Security or Global Securities and any circumstances other than those set forth in Section 2.05 in which any such Global Security may be transferred to, and registered and exchanged for Securities of the series registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof and in which any such transfer may be registered: The Notes shall be evidenced by one or more Global Notes deposited with the Trustee as custodian for DTC, and shall be registered in the name of Cede & Co., as nominee of DTC.

So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes, Cede & Co. for all purposes shall be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes shall not be (A) entitled to have certificates registered in their names and (B) considered Holders of the Global Notes.

The Company shall issue the Notes in definitive certificated form if DTC notifies the Company that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days. In addition, beneficial interests in a Global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC and in accordance with DTC’s customary procedures. The Company may determine at any time and in its sole discretion that the Notes shall no longer be represented by Global Notes, in which case the Company shall issue certificates in definitive form in exchange for the Global Notes.

(16) The terms and conditions, if any, pursuant to which the Securities of the series are convertible into Common Stock: Not applicable.

(17) The terms and conditions, if any, pursuant to which the Securities of the series are convertible into or exchangeable for any other securities, including (without limitation) securities of Persons other than the Company: Not applicable.

(18) Any other terms of, or provisions, covenants, rights or other matters applicable to, the Securities of the series (which terms, provisions, covenants, rights or other matters shall not be inconsistent with the provisions of the Indenture), except as permitted by Section 10.01(e) of the Indenture:

(A) Change of Control. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in accordance with Section 7 hereof, each Holder shall have the right to require the Company to repurchase all or any part of each Holder’s Notes pursuant to the offer (the “Change of Control Offer”) on the terms set forth in the Notes and herein. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any (the “Change of Control Payment”), on the Notes repurchased, to the repurchase date (the “Repurchase Date”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the Interest Payment Date). The principal amount of a Note remaining Outstanding after a repurchase in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction that may or shall constitute a Change of Control, except to the extent that the Company has exercised its right to redeem the Notes in accordance with Section 7 above, the Company shall cause a notice to be mailed to each Holder with a copy to the Trustee describing the transaction or transactions that may or shall constitute a Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days, but no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered pursuant to the applicable Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Company shall comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 18(A), the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 18(A) by virtue of such conflicts;

The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

For purposes of this Section 18(A), the following definitions shall be applicable:

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control or pending Change of Control and ending 60 days following the consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then Outstanding number of shares of the Company’s Voting Stock measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s Outstanding Voting Stock or the Outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company Outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person immediately after giving effect to such transaction; or

(5) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Certificate; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc. and any of its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement rating agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any of its successors.

(B) Restriction on Secured Debt. The Company covenants, for the benefit of the Holders of the Notes, that if the Company or any Restricted Subsidiary after the date hereof incurs or guarantees any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Certain Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of the Company or any Restricted Subsidiary, or on any share of capital stock or Certain Debt of any Restricted Subsidiary, the Company shall secure or cause such Restricted Subsidiary to secure the Notes equally and ratably with (or, at the Company’s option, before) such secured Certain Debt, unless the aggregate principal amount of all such secured Certain Debt (plus the amount of all Attributable Debt which is not excluded as described under Section 18(C) below would not exceed 10% of Consolidated Net Assets.

This restriction shall not apply to, and there shall be excluded from secured Certain Debt in any computation of the above restriction, Certain Debt secured by:

(a)	Mortgages on property (including any shares of capital stock or Certain Debt) of any Person existing at the time such Person becomes a Restricted Subsidiary;

(b) Mortgages in favor of the Company or a Restricted Subsidiary;

(c)	Mortgages in favor of governmental bodies to secure progress, advance or other payments;

(d)	Mortgages on property, shares of capital stock or Certain Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction or improvement Mortgages which are entered into within 180 days after the acquisition of such property, shares or Certain Debt or, in the case of real property, within 180 days after the later of (A) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property and (B) the commencement of commercial operations on such property;

(e)	mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(f)	Mortgages arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license;

(g)	Mortgages for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith;

(h)	Mortgages (including judgment liens) arising from legal proceedings being contested in good faith;

(i)	Mortgages existing at the date hereof; and

(j)	any extension, renewal or refunding of any Mortgage referred to in the clauses (a) through (i) above.

(C) Restriction on Sale and Leaseback Transactions. The Company covenants, for the benefit of the Holders of the Notes, that the Company shall not itself, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Principal Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions (plus the aggregate principal amount of all secured Certain Debt which is not excluded as described under Section 18(B) above would not exceed 10% of Consolidated Net Assets.

This restriction shall not apply to, and there shall be excluded from Attributable Debt in any computation of the above restriction, any sale and leaseback transaction if:

(i) the lease is for a period, including renewal rights, of not in excess of three years;

(ii)	the sale or transfer of the Principal Property is made within 180 days after its acquisition or within 180 days after the later of (1) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property and (2) the commencement of commercial operations thereon;

(iii)	the transaction is between the Company and a Restricted Subsidiary, or between Restricted Subsidiaries;

(iv)	the Company or a Restricted Subsidiary would be entitled to incur a Mortgage on such Principal Property pursuant to clauses (a) through (j) of Section 18B above; or

(v)	the Company or a Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies to the retirement of Funded Debt of the Company ranking on a parity with or senior to the Notes or Funded Debt of a Restricted Subsidiary, or to the purchase of other property which shall constitute a Principal Property having a fair market value at least equal to the fair market value of the Principal Property leased, an amount equal to the greater of the net proceeds of the sale of the Principal Property or the fair market value (as determined by the Board of Directors) of the Principal Property leased at the time of entering into such arrangement (as determined by the Board of Directors).

(D) Events of Default: Sections 8.01(iii) and (vii) of the Indenture shall not apply to the Notes. Upon any acceleration of the Notes (by declaration or otherwise), the principal of and premium, if any, and accrued and unpaid interest on the Notes shall become immediately due and payable.

(E) Modification of Indenture: Sections 10.01(e) and (f) of the Indenture shall not be applicable to the Notes.

(F) No Subordination: Article Thirteen of the Indenture shall not be applicable to the Notes.

(G) Form of Note. The form of the Note attached hereto as Exhibit A is hereby approved.

(H) The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

(I) Each of the undersigned has read the Indenture and the definitions relating thereto and has examined the resolutions referred to in the Recital of this Certificate and the Notes and has made such examination or investigation as is necessary to enable the undersigned to represent as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with. On the basis of the foregoing, all such conditions precedent have been complied with.

(J) Definitions:

“Attributable Debt” shall mean, as to any particular lease, the greater of: (A) the fair market value of the property subject to the lease (as determined by the Board of Directors); or (B) the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the Outstanding debt securities of all series, compounded semi-annually.

“Consolidated Net Assets” shall mean total assets after deducting all current liabilities as set forth in the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” shall mean all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower; and rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for the purposes of the definition of Consolidated Net Assets).

“Global Notes” shall mean Notes that are substantially in the form of the Note attached hereto as Exhibit A, and that are registered in the Security Register in the name of DTC or a nominee thereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” shall mean any plant, facility or warehouse owned on the date hereof or thereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date of determination exceeds 2% of Consolidated Net Assets, other than: (A) any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States); (B) any property which, in the opinion the Board of Directors, is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries as an entirety; or (C) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Redemption Date” means the date specified by the Company in a notice of redemption on which the Notes may be redeemed in accordance with the terms of the Notes and the Indenture.

“Restricted Subsidiary” means a Subsidiary of the Company (A) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (B) which owns a Principal Property.

“Subsidiary” means any corporation or other Person more than 50% of the Outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by the Company and/or by one or more other Subsidiaries.

“Voting Stock” means capital stock (or equivalent equity interest) of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock (or equivalent equity interests) of any other class or classes has or might have voting power upon the occurrence of any contingency).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Certificate as of the 22nd day of June, 2010.

AVNET, INC.,
a New York corporation

By:	_____________________________
	Name:	Raymond Sadowski

Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

By:	_____________________________
	Name:	David R. Birk

Title: Senior Vice President, General Counsel and Assistant Secretary